Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Tel. +1.215.963.5000
Fax: +1.215.963.5001 www.morganlewis.com

December 9, 2015

Consulting Group Capital Markets Funds

on behalf of its Large Capitalization Value Equity Investments,

Large Capitalization Growth Investments,

Small Capitalization Value Equity Investments

Small Capitalization Growth Investments

2000 Westchester Avenue

Purchase, NY 10577

Ladies and Gentlemen:

We have acted as counsel to Consulting Group Capital Markets Funds (the “Trust”) in connection with the Agreement and Plan of Reorganization dated as of December 9, 2015 (the “Agreement”) by and between the Trust, on behalf of its Large Capitalization Value Equity Investments and its Small Capitalization Value Equity Investments (each, an “Acquired Fund” and together, the “Acquired Funds’), and the Trust, on behalf of its Large Capitalization Growth Investments and its Small Capitalization Growth Investments (each, an “Acquiring Fund” and together, the “Acquiring Funds”) (altogether, the “Funds”). This opinion is delivered to you pursuant to Section 10(b) of the Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

In our capacity as each Acquired Fund’s and each Acquiring Fund’s counsel, we have examined either originals, copies or facsimile copies, certified, conformed or otherwise authenticated to our satisfaction, of certain corporate records, agreements and instruments of each Acquired Fund, each Acquiring Fund and the Trust, certificates of officers of the Trust, certificates of public officials, and such other documents and records, including, but not limited to, an executed copy of the Agreement, the Trust’s current Master Trust Agreement and By-Laws (and any amendments thereto), the Trust’s registration statement on Form N-1A that was most recently filed with the Securities and Exchange Commission (the “Commission”) (and any supplements thereto), the registration statement and minutes and resolutions of the Funds’ Board of Trustees, and have made such other inquiries of law and fact as we have deemed appropriate as a basis for the opinions hereinafter expressed. In all cases, we have assumed the authenticity of original documents and the conformity to authentic originals of all copies examined by us.

As to certain matters of fact material to this opinion, we have, where such facts were not independently known to us, relied exclusively and without independent verification on the representations and warranties made by the Trust in certificates of officers of the Trust, and upon certificates of public officials. In the course of our representation of the Funds, nothing has come to our attention that leads us to believe that any such reliance was unreasonable. Any portion of this opinion letter that is qualified by our knowledge is limited to the actual knowledge of facts on the part of the attorneys in this Firm who have signed this opinion letter, who have had active involvement in negotiating the transactions contemplated by the Agreement or in preparing this opinion letter, or who have substantial responsibility for this Firm’s representation of the Funds, and, with respect to any portions herein so qualified, we have made no independent investigation or review for purposes of this opinion letter.

Consulting Group Capital Markets Funds

December 9, 2015

We have made such examination of law as in our judgment is necessary and appropriate for the purposes of this opinion. In our examination, we have assumed there are no oral or written modifications of or amendments to the Agreement.

The opinions expressed herein are limited to matters governed by the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations promulgated thereunder (together, the “federal securities laws”), and the laws of the Commonwealth of Massachusetts. In particular, we express no opinion with respect to any matter governed by the securities or blue sky laws of the various states of the United States of America. To the extent that any opinion herein relates to matters governed by any laws other than the federal securities laws and/or the laws of the Commonwealth of Massachusetts, we have assumed that such laws are the same as the federal securities laws and/or the laws of the Commonwealth of Massachusetts in all relevant respects.

Based upon and subject to the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

(i) Each Fund is a separate investment series of the Trust, which is duly organized and validly existing under the laws of the Commonwealth of Massachusetts and has the trust power to own all of its properties and assets and, to our knowledge, to carry on its business as presently conducted.

(ii) The Trust is registered as an investment company under the 1940 Act, and, to our knowledge, such registration with the Commission as an investment company under the 1940 Act is in full force and effect.

(iii) The Agreement has been duly authorized, executed and delivered by the Trust, on behalf of each Fund, and, assuming due authorization, execution, and delivery of the Agreement by each Fund, is a valid and binding obligation of the corresponding Fund enforceable against such Fund in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles.

(iv) The execution and delivery of the Agreement by the Trust, on behalf of the each Fund, did not, and the consummation of the transactions contemplated by the Agreement will not, conflict with or result in a material breach of the terms or provisions of, or constitute a material default under, the then-current Master Trust Agreement or By-Laws of such Fund, or, to our knowledge (without any independent investigation), any material agreement or instrument to which such Fund is a party or by which any properties belonging to such Fund may be bound except for such accelerations or penalties that would not have a material adverse effect on the condition, financial or otherwise, or on the earnings, business affairs or business prospects of such Fund.

(v) To our knowledge, no consent, approval, authorization or order of any court or governmental authority of the United States or the Commonwealth of Massachusetts is required for consummation by any Fund of the transactions contemplated by the Agreement, except such as have been obtained under the 1933 Act, 1934 Act and the 1940 Act, and as may be required under state securities laws or where the failure to obtain any such consent, approval, order or authorization would not have a material adverse effect on the operations of such Fund or the consummation of the transactions contemplated by the Agreement.

Consulting Group Capital Markets Funds

December 9, 2015

(vi) To our knowledge, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to any Fund or any of its properties or assets and no Fund is a party to nor subject to the provisions of any order, decree or judgment of any court or governmental body, which materially and adversely affects its business other than as previously disclosed in the registration statement.

(vii) With respect to each Acquired Fund, assuming that a consideration therefor of not less than the net asset value thereof has been paid, and assuming that such shares were issued in accordance with the terms of the Acquired Fund’s registration statement, or any amendment or supplement thereto, in effect at the time of such issuance, all issued and outstanding shares of the Acquired Fund are legally issued and fully paid and non-assessable (except that shareholders of the Acquired Fund may under certain circumstances be held personally liable for its obligations).

(viii) With respect to each Acquiring Fund, assuming that a consideration therefor of not less than the net asset value thereof has been paid, the Acquiring Fund Shares to be issued and delivered to the corresponding Acquired Fund on behalf of such Acquired Fund’s shareholders as provided by the Agreement are duly authorized and upon such delivery will be legally issued and outstanding and fully paid and non-assessable (except that shareholders of the Acquiring Fund may under certain circumstances be held personally liable for obligations of the Acquiring Fund), and no shareholder of the Acquiring Fund has any statutory preemptive rights in respect thereof.

(viii) With respect to each Acquiring Fund, the registration statement, to our knowledge, is effective and no stop order under the 1933 Act pertaining thereto has been issued.

We express no opinion with respect to (i) the application of equitable principles; (ii) any proceeding, whether at law or in equity, as to the enforceability of any provision of the Agreement relating to remedies after default; (iii) the availability of any specific or equitable relief of any kind; or (iv) the provisions of the Agreement intended to limit liability for a particular matter to any Fund and its assets, including, but not limited to, the provisions of the Agreement relating to indemnification.

The opinions expressed herein are solely for your benefit in connection with the transactions contemplated by the Agreement and may not be relied on in any manner or for any purpose by any other person, nor may copies be furnished to any other person without our prior written consent, except that you may furnish copies hereof: (i) to your independent auditor and legal counsel; (ii) to any federal or state authority having regulatory jurisdiction over you; (iii) pursuant to an order or legal process of any court or governmental agency; and (iv) in connection with any legal action arising out of the transactions contemplated by the Agreement to which you are a party.

Very truly yours,